Exhibit 99.3
CONCHO RESOURCES INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
     On July 31, 2008, Concho Resources Inc. (“Concho” or the “Company”) closed the acquisition of (a) Henry Petroleum LP and certain entities affiliated with Henry Petroleum LP (“Henry Entities”) and (b) additional non-operated interests in certain Henry Entities oil and natural gas properties from persons affiliated with the Henry Entities (collectively the “7/31/08 Acquisition”). In late August and early September 2008, Concho acquired additional non-operated interests in certain Henry Entities oil and natural gas properties from persons affiliated with the Henry Entities (the “Additional Along-sides Acquisition” and with the 7/31/2008 Acquisition the “Acquisition” or “Henry Properties”). Concho paid $583.5 million in cash for the Acquisition.
     The Acquisition was funded with (a) borrowings under the Company’s new amended and restated senior credit facility (“Senior Credit Facility”) closed on July 31, 2008 and (b) net proceeds of $242.4 million from a private placement of approximately 8.3 million shares of Concho common stock closed on July 31, 2008 (“Private Placement”).
     The Senior Credit Facility increased Concho’s borrowing base to $960 million, subject to semiannual redeterminations, and extended the maturity of the facility from February 2011 to July 2013. At the closing of the Senior Credit Facility, Concho paid the lenders under the Senior Credit Facility approximately $14.4 million in an arrangement fee. On July 31, 2008, Concho repaid all amounts outstanding under its second lien credit facility and terminated the facility.
     Concho issued 8,302,894 shares of its common stock at $30.11 per share pursuant to the Private Placement. Concho paid the placement agent of the Private Placement a fee of approximately $7.6 million.
     The accompanying unaudited pro forma combined statement of operations has been prepared to assist investors in their analysis of the financial effects of the Acquisition. This information is based on the historical financial statements of the Company and the Henry Properties and should be read in conjunction with the Company’s historical financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the six months ended June 30, 2009 filed with the Securities and Exchange Commission (“SEC”), and the Henry Properties’ historical financial statements and related notes included in the Current Report filed on Form 8-K/A filed on October 7, 2008.
     The accompanying unaudited pro forma combined statement of operations of Concho for the year ended December 31, 2008 has been prepared to give effect to (a) the Acquisition, (b) the Senior Credit Facility and (c) the issuance of common stock of Concho in the Private Placement, as if each had occurred on January 1, 2008.
     The unaudited pro forma combined statement of operations included herein is not necessarily indicative of the results that might have occurred had the transactions taken place on January 1, 2008 and is not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined statement of operations because of normal production declines, changes in commodity prices, future acquisitions and divestitures, future development and exploration activities and other factors.

Concho Resources Inc.
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2008

		Henry	Pro Forma		Pro Forma
	Concho	Properties	Adjustments		Combined
	(in thousands, except per share amounts)
Operating revenues:
Oil sales	$390,945	$76,345	$—		$467,290
Natural gas sales	142,844	19,080	—		161,924
Other	—	2,835	(2,835	)(a)	—

Total operating revenues	533,789	98,260	(2,835)		629,214

Operating costs and expenses:
Oil and gas production	91,234	16,670	(2,835	)(a)	105,069
Exploration and abandonments	38,468	—	—		38,468
Depreciation, depletion and amortization	123,912	10,937	5,423	(b)	141,168
			896	(c)
Accretion of discount on asset retirement obligations	889	71	179	(d)	1,139
Impairments of proved oil and gas properties	18,417	—	—		18,417
General and administrative (including non-cash stock-based compensation of $5,223 for the year ended December 31, 2008)	40,776	5,331	6,059	(e)	52,166
Bad debt expense	2,905	—	—		2,905
Ineffective portion of cash flow hedges	(1,336)	—	—		(1,336)
(Gain) loss on derivatives not designated as hedges	(249,870)	68,766	—		(181,104)

Total operating costs and expenses	65,395	101,775	9,722		176,892

Income (loss) from operations	468,394	(3,515)	(12,557)		452,322

Other income (expense):
Interest expense	(29,039)	(10)	(9,979	)(f)	(35,786)
			(1,680	)(g)
			4,922	(h)
Other, net	1,432	796	—		2,228

Total other expense	(27,607)	786	(6,737)		(33,558)

Income (loss) before income taxes	440,787	(2,729)	(19,294)		418,764
Income tax benefit (expense)	(167,171)	7,337	(1,390	)(i)	(161,224)

Net income (loss)	$273,616	$4,608	$(20,684)		$257,540

Basic earnings (loss) per share:
Net income (loss) per share	$3.45				$2.94

Weighted average shares used in basic earnings (loss) per share	79,206		8,303	(j)	87,509

Diluted earnings (loss) per share:
Net income (loss) per share	$3.40				$2.90

Weighted average shares used in diluted earnings (loss) per share	80,587		8,303	(j)	88,890

The accompanying notes are an integral part of these unaudited pro forma combined statement of operations.

CONCHO RESOURCES INC.
NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
December 31, 2008
Note A. Basis of Presentation
     The accompanying unaudited pro forma combined statement of operations of Concho for the year ended December 31, 2008 has been prepared to give effect to (a) the Acquisition, (b) the Senior Credit Facility and (c) the issuance of common stock of Concho in the Private Placement, as if each had occurred on January 1, 2008.
     Following are descriptions of the individual columns included in the accompanying unaudited pro forma combined statement of operations and notes thereto:
     Concho — Represents historical consolidated results of operations of Concho for the year ended December 31, 2008.
Henry Properties — Represents historical combined statement of revenues and expenses of the Henry Properties for the six months ended June 30, 2008. The historical combined statement of operations does not include the results for the one month ended July 31, 2009. The omission of results of operations for the one month ended July 31, 2008 is not considered to be material to the unaudited pro forma financial information.
The historical results of operations for the Henry Properties do not include the results of operations for the non-operated interests in certain Henry Entities oil and natural gas properties acquired in late August and early September 2008 from persons’ affiliated with the Henry Entities for approximately $8.7 million. These results of operations are not considered to be material.
Note B. Method of Accounting for the Acquisition
     Concho accounted for the acquisition using the purchase method of accounting for business combinations. Concho was deemed to be the acquirer of the Henry Properties for purposes of accounting for the Acquisition. The purchase method of accounting requires Concho to record the assets and liabilities of the Henry Properties at their fair values. The purchase price of the Henry Properties’ net assets acquired was based on the total value of the cash consideration. The initial purchase price allocation is preliminary and subject to adjustment.
Note C. Concho Pro Forma Adjustments
(a)	To reclassify amounts to conform to Concho’s presentation.

(b)	To adjust depletion expense for the additional basis allocated to proved oil and natural gas properties acquired and accounted for using the successful efforts method of accounting.

(c)	To record the amortization expense associated with the intangible asset — operating rights acquired with the Henry Properties, see note D.

(d)	To adjust the accretion of discount on asset retirement obligation for adjustments made to the allocated value of the asset retirement obligations.

(e)	To record the bonus to be paid to the employees of the Henry Entities, see note G.

(f)	To record interest expense associated with portion of the purchase price of the Acquisition funded utilizing debt, payment of the arrangement fee on the Senior Credit Facility and payment of the distribution to the sellers. The 4.67% interest rate used to determine such interest expense, represents Concho’s average borrowing rate on the outstanding first lien bank indebtedness for the year ended December 31, 2008. This rate would not be materially different under the pricing terms of the Senior Credit Facility, as compared to the pricing terms of Concho’s previous first lien credit facility.

(g)	To record the amortization of the arrangement fees paid under the Senior Credit Facility.

(h)	To reverse the historical amortization of the deferred loan costs associated with the second lien credit facility repaid and terminated on July 31, 2008 as a result of entering into the Senior Credit Facility.

(i)	To adjust income tax expense to a 38.5% estimated effective tax rate, which includes the estimated effect of federal and state income taxes.

(j)	To adjust Concho’s weighted average basic and diluted common shares outstanding for the year ended December 31, 2008, as a result of the Concho common stock issued in the Private Placement.

The following table provides the calculation of the Concho’s historical weighted average basic and diluted outstanding shares to Concho’s pro forma weighted average basic and diluted outstanding shares (in thousands):

Year ended
December 31,
2008
Basic:
Concho’s historical weighted average shares outstanding	79,206
Shares issued in Private Placement	8,303

Pro forma weighted average shares outstanding	87,509

Diluted:
Concho’s historical weighted average shares outstanding	80,587
Shares issued in Private Placement	8,303

Pro forma weighted average shares outstanding	88,890

Note D. Intangible Asset — Operating Rights
     The preliminary allocation of the purchase price includes $38.4 million of value attributable to certain operating rights acquired in the Acquisition. The intangible asset has been determined in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The operating rights, which have no residual value, are amortized over the estimated economic life of the operating rights of approximately 25 years.
Note E. Senior Credit Facility
     On July 31, 2008, Concho amended and restated its senior credit facility in various respects including, increasing the borrowing base to $960 million, subject to semiannual redetermination, and extending the maturity date from February 24, 2011 to July 31, 2013 (the “Senior Credit Facility”). Concho paid an arrangement fee of $14.4 million at closing of the Senior Credit Facility. This fee will amortized to interest expense over the remaining five year term of the facility beginning in August 2008.
     Advances on the Senior Credit Facility bear interest, at Concho’s option, based on (a) the prime rate of JPMorgan Chase Bank (“JPM Prime Rate”) or (b) a Eurodollar rate (substantially equal to the London Interbank Offered Rate). The interest rates of Eurodollar rate advances and JPM Prime Rate advances vary, with interest margins ranging from 125 — 275 basis points and 0 — 125 basis points, respectively, per annum depending on the balance outstanding. Concho pays commitment fees on the unused portion of the available borrowing base ranging from 25 — 50 basis points per annum.
     The Senior Credit Facility also includes a same-day advance facility under which Concho may borrow funds from the administrative agent. Same day advances cannot exceed $25 million in the aggregate and the maturity dates cannot exceed fourteen days. The interest rate on this facility is the JPM Prime Rate plus the applicable interest margin.
     Concho’s obligations under the Senior Credit Facility are secured by a first lien on substantially all of Concho’s oil and natural gas properties. In addition, all of Concho’s subsidiaries are guarantors and all general partner, limited partner and membership interests in Concho’s subsidiaries owned by Concho have been pledged to secure borrowings under the Senior Credit Facility. The credit agreement contains various restrictive covenants and compliance requirements which include (a) maintenance of certain financial ratios, including (i) a quarterly ratio of total debt to consolidated earnings before interest expense, income taxes, depletion, depreciation, and amortization, exploration expense and other noncash income and expenses to be no greater than 4.0 to 1.0, and (ii) a ratio of current assets to current liabilities, excluding noncash assets and liabilities related to financial derivatives and asset retirement obligations and including the unfunded amounts under the Senior Credit Facility, to be no less than 1.0 to 1.0; (b) limits on the incurrence of additional indebtedness and certain types of liens; (c) restrictions as to mergers, combinations and dispositions of assets;

and (d) restrictions on the payment of cash dividends.
     As part of the Company’s April 2009 borrowing base review, the Company agreed to modify the pricing grid on the Credit Facility, effective in April 2009. The interest rates of Eurodollar rate advances and JPM Prime Rate advances will have interest rate margins ranging from 200 to 300 basis points and 112.5 to 212.5 basis points, respectively, per annum depending on the debt balance outstanding. The Company will pay commitment fees on the unused portion of the available borrowing base of 50 basis points per annum.
Note F. Common Stock Private Placement
     On June 5, 2008, Concho entered into a common stock purchase agreement with certain unaffiliated third-party investors to sell Concho’s common stock in a private placement (the “Private Placement”) contemporaneous with the closing of the Acquisition. On July 31, 2008, Concho issued 8,302,894 shares of its common stock at $30.11 per share pursuant to the Private Placement. Concho paid the placement agent of the Private Placement a fee of approximately $7.6 million, which resulted in net proceeds to Concho of $242.4 million.
     As part of the closing of the Private Placement, Concho entered into a registration rights agreement with the investors. Concho was required to file a shelf registration statement with the SEC for the benefit of the purchasers of the common stock in the Private Placement within 60 days after Concho becomes Form S-3 eligible. Concho filed the shelf registration statement on October 24, 2008.
Note G. Acquisition Commitments
     Pursuant to the purchase agreement related to the Acquisition, Concho agreed to pay identified employees from the Henry Entities bonuses at the first and second anniversaries of the closing of the Acquisition of approximately $11.0 million in the aggregate each anniversary, respectively. The Henry Entities employees entitled to receive the bonus must remain employed with Concho to receive the bonus, except as described below. The employee is entitled to receive the full bonus (a) if Concho terminates the employee without cause, (b) upon death or disability of the employee or (c) upon a change in control of Concho. If the employee resigns or is terminated for cause, the employee will not receive the bonus and Concho will be required to pay the sellers, pursuant to the purchase agreement, 65% of the bonus amount not paid to the employee. Concho is accruing the bonus amounts as a part of its results of operations over the period the bonus is earned.